Contact: F. Andrew Mitchell
                                                     Chief Financial Officer
                                                     (864) 213-1700

                                                     Janice J. Kuntz
                                                     Golin/Harris Communications
                                                     (404) 681-3808


              MOOVIES, INC. ANNOUNCES AMENDMENT TO AGREEMENT TO BE
                         ACQUIRED BY VIDEO UPDATE, INC.;
                        COMMENTS ON THIRD QUARTER RESULTS


         GREENVILLE, South Carolina -- In concurrent press releases, Moovies, Inc. (Nasdaq: MOOV) ("Moovies") and Video Update, Inc. (Nasdaq: VUPDA) ("Video Update") announced today that they have amended their agreement pursuant to which Video Update plans to acquire Moovies in a stock-for-stock merger. Video Update is an international video retail chain with 420 video specialty stores in North America, of which 384 are company owned and 36 are franchised as of October 29, 1997. These stores are located in 22 states in the United States and in six provinces in Canada.

         The amended agreement now provides that each stockholder of Moovies will receive .75 shares of Video Update Class A Common Stock for each share of Moovies' Common Stock, aggregating approximately 32 percent of Video Update's outstanding shares after the closing. In addition, immediately following the merger, Video Update's Board of Directors will include two designees from Moovies, which Moovies' designated directors, together with a director designated by Video Update, shall have the right to nominate two additional directors to serve on the Video Update Board.

         The transaction is subject to a number of conditions, including stockholder approval of both companies, and is now anticipated to be completed in early 1998. Needham & Co. is representing Moovies. Piper Jaffray is serving as financial advisor to Video Update for this transaction. Needham & Co. and Piper Jaffray provided fairness opinions in connection with the amended agreement.

         John L. Taylor, chairman, president and CEO of Moovies, stated, "We continue to believe this merger of complementary video retailers should provide good growth opportunities for Moovies' stockholders and should result in important synergies and cost savings for the combined company."




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         Daniel A. Potter, CEO of Video Update, said, "We are pleased to proceed with this strategic  merger which we believe can maximize  stockholder  value. I
continue  to  believe  that  this   transaction  can  provide  the  platform  to
significantly enhance our future growth opportunities.

         Separately, Taylor commented on the results for the fiscal quarter ended September 30, 1997. "Moovies experienced a decline in same store revenues of approximately 12 percent compared to the corresponding quarter in 1996. We believe this decline to be primarily due to (i) lack of consumer acceptance of a weaker selection of new release product during 1997, (ii) an increased number of competitive openings in several of Moovies' major markets, and (iii) over all industry softness that began in the first quarter of 1997. As a result, Moovies expects to report a substantial loss from operations, including merger related costs, and a substantial non-recurring charge relating to further restructuring of the Company's operations necessitated by the lower than anticipated profitability and related cash flows. The restructuring charges include costs associated with store closings and further reduction in growth. Moovies expects to report results for the quarter ended September 30, 1997 on November 14, 1997."

         Moovies, Inc. currently operates 269 video specialty stores in 17 states throughout the United States and is the franchisor for an additional 43 stores.

         Matters discussed in this news release, including any discussion of or impact, expressed or implied on Moovies' anticipated operating results and future earnings per share contain forward-looking statements that involve risks and uncertainties. Moovies' results may differ significantly from the results indicated by such forward-looking statements. The acquisition is subject to several conditions, including bank approvals for both companies. The amended merger agreement also allows Moovies to entertain or solicit other acquisition proposals, subject to certain amended termination fees. No assurances can be given that the above description acquisition will be completed, on a timely basis, if at all. In addition, if the acquisition is completed, no assurance can be given that Video Update will be successful in timely integrating and managing the operating, purchasing, marketing and management information systems of the two companies or that Video Update will be able to hire, train, retrain and assimilate selected individuals employed at acquired stores. Furthermore, Video Update has signed an agreement with Rentrak Corporation, similar to the agreement between Moovies and Rentrak. The Video Update agreement with Rentrak will become effective in using its agreement with Rentrak to achieve its intended results. Additionally, Video Update's and Moovies' operating results may be affected by many factors, including but not limited to, variations in the number and timing of store openings and acquisitions, weather (particularly on weekends and holidays), the public acceptance of new release titles available for rental, competition, marketing programs, special or unusual events and other events and other factors that may affect retailers in general. These and other risks are detailed from time to time in Moovies' SEC reports, including the Form 10- K for the year ended December 31, 1996.




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